CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Financial Highlight" and "General Information" in Post-Effective Amendment No. 80 under the Securities Act of l933 and Amendment No. 81 under the Investment Company Act of 1940 to the Registration Statement (Form N-1A, No. 33-12213) and related Prospectus and Statement of Additional Information of the Leonetti Balanced Fund, a series of Professionally Managed Portfolios, and to the incorporation by reference therein of our report dated July 30, 1999, with respect to the financial statements and financial highlights of the Leonetti Balanced Fund included in the Annual Report for the year ended June 30, 1999 filed with the Securities and Exchange Commission.

                                       /s/ Ernst & Young, LLP

                                       Ernst & Young, LLP


Los Angeles, California
August 13, 1999